Exhibit 10.22

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

Parties:	GSI COMMERCE, INC.,
a Delaware corporation (“Employer”) 935 First Avenue King of Prussia, PA 19406

JORDAN M. COPLAND (“Employee”) 309 Washington Street Apartment 3112 Conshohocken, PA 19428

Date:	January 5, 2006

Background: Employer and its subsidiaries are in the business of providing e-commerce solutions that enable retailers, branded manufacturers, entertainment companies and professional sports organizations to operate e-commerce businesses (the “Business”). Employer and Employee currently are parties to an Employment Agreement, dated February 9, 2000, as amended by the letter agreement, dated December 8, 2004 (collectively, the “Prior Agreement”). Under the Prior Agreement, Employee was employed by Employer as Executive Vice President, Finance, and Chief Financial Officer. Employer desires to continue to employ Employee as Executive Vice President, Strategic Development, and Employee desires to accept such employment. Accordingly, Employer and Employee are amending and restating the terms and conditions of the Prior Agreement as set forth in this Amended and Restated Employment Agreement (the “Amended Agreement”).

INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements stated below, Employee and Employer agree as follows:

1. Employment and Term. Employer hereby employs Employee, and Employee accepts such employment, subject to all of the terms and conditions of this Amended Agreement, for a term beginning on the date hereof and ending on December 31, 2006, unless sooner terminated in accordance with other provisions hereof.

2. Position and Duties. Employee shall serve as Executive Vice President, Strategic Development. Employee shall report to, and be subject to the direction of, Employer’s Chief Executive Officer (the “CEO”) or such other officer of the Company as the CEO shall determine. Employee shall have such responsibilities and duties, as may from time to time be prescribed by the CEO or such other officer of the Company as the CEO shall determine. Upon the request of the CEO or such other officer of the Company as the CEO shall determine, Employee shall use his best efforts to assist in the transition of the responsibilities and duties of the Chief Financial Officer position to his successor in a manner which will further the business and interests of Employer.

3. Place of Employment. Employee’s principal place of employment will be at the Employer’s principal executive office located at 935 First Avenue, King of Prussia, PA.

4. Compensation, Benefits and Expenses.

4.1 Compensation. Employer shall pay to Employee an annual base salary (“Base Salary”) in the amount of $250,000, payable in accordance with Employer’s normal payroll practices.

4.2 Benefits. Employee shall be entitled to participate and shall be included in the Company’s 401(K), group health insurance, group life insurance and group disability insurance, plans of Employer now existing and generally offered to its employees, subject to the terms and provisions thereof. Employer and Employee acknowledge that the employee benefit plans and programs provided by Employer at the commencement date of this Amended Agreement consist of: (i) health and dental insurance benefits for Employee and his family members; (ii) long-term disability insurance providing for a monthly benefit equal to 60% of Employee’s monthly Base Salary up to a maximum monthly benefit of $10,000 per month until the earlier of Employee’s death or attainment of age 65; (iii) term life insurance providing a death benefit equal to 1 1/2 times Base Salary up to a maximum death benefit of $250,000; and (iv) Employer’s 401K Plan providing for a matching contribution by Employer equal to 25% of the amount of Employee’s contribution up to a maximum contribution by Employee equal to 6% of Employee’s Base Salary.

4.3 Automobile. Employer shall pay to Employee an automobile allowance of $1,000 per month, which will include the cost of leasing or purchasing an automobile, insurance, operation and maintenance.

4.4 Vacation. Employee shall be entitled to 25 days of paid time off during each calendar year, which shall include all vacation time, personal days and sick leave.

4.5 Expenses. Employer shall reimburse Employee for all actual, ordinary, necessary and reasonable expenses incurred by Employee in the course of his performance of services hereunder. Employee shall properly account for all such expenses.

4.6 Moving, Housing and Other Expense Payment. Upon termination of this Amended Agreement by Employee or by Employer for any reason other than Cause (as defined in Section 4.3), Employer shall pay to Employee up to $5,000 to reimburse Employee for previously incurred moving, housing and other costs related to Employee’s employment other than as provided under Section 4.5.

5. Termination.

5.1 Termination by Death. If Employee dies during the term of this Amended Agreement, then this Amended Agreement shall terminate immediately, and Employee’s rights to compensation and benefits hereunder shall terminate as of the date of death, except that Employee’s heirs, personal representatives or estate shall be entitled to any unpaid portion of Employee’s Base Salary, accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs.

5.2 Termination by Disability. If, during the term of this Amended Agreement, Employee becomes totally disabled, Employee shall continue to receive all of his compensation and benefits in accordance with Section 3 for the lesser of (a) 180 days following the Onset of Disability (as defined in this Section 5.2) or (b) through December 31, 2006. Any amounts due to Employee under this Section 5.2 shall be reduced, dollar-for-dollar, by any amounts received by Employee under any disability insurance policy or plan provided to Employee by Employer. “Onset of Disability” means the first day on which Employee shall be unable to attend to the regular affairs of Employer on a full time basis by reason of physical or mental incapacity, sickness or infirmity. Employee’s employment with the Company shall automatically terminate on the earlier of (a) the date that is 180 days after the Onset of Disability, or (b) December 31, 2006; provided, however, that if Employee’s employment is terminated under this Section 5.2 prior to December 31, 2006, Employer shall pay Employee upon such termination a lump sum in an amount equal to Employee’s Base Salary payable from the date of such termination through December 31, 2006, and Employer shall also provide Employee with all benefits (or substantially equivalent benefits) under any benefit plans or programs (including the payment of the Employer’s portion of healthcare benefits) or automobile allowance of Employer applicable to Employee immediately prior to the termination of his employment under this Section 5.4 through December 31, 2006.

5.3 Termination for Cause. Employer may, upon thirty (30) days prior written notice to Employee, terminate Employee’s employment, and Employee’s rights to compensation and benefits hereunder, for Cause (as defined in this Section 5.3), except that Employee shall be entitled to any unpaid portion of his Base Salary, accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs. “Cause” shall exist if (i) Employee is grossly negligent or engages in willful misconduct in the performance of his duties under this Amended Agreement, (ii) Employee is convicted of a crime constituting a felony under the laws of the United States or any state thereof, or (iii) Employee willfully breaches this Amended Agreement in a material respect; but only if, in the case of clause

(i) or (iii), Employee is given written notice specifying, in reasonable detail, the nature of the alleged neglect, misconduct, or breach and either (A) Employee had a reasonable opportunity to take remedial action but failed or refused to do so, or (B) an opportunity to take remedial action would not have been meaningful or appropriate under the circumstances.

5.4 Termination Without Cause. Employer may, upon thirty (30) days prior written notice to Employee, terminate Employee’s employment, and Employee’s rights to compensation and benefits hereunder, for any reason Employer deems appropriate, in which case Employer shall pay Employee upon such termination a lump sum payment in an amount equal to Employee’s Base Salary payable from the date of such termination through December 31, 2006, and Employer shall also provide Employee with all benefits (or substantially equivalent benefits) under any benefit plans or programs (including the payment of the Employer’s portion of healthcare benefits) or automobile allowance of Employer applicable to Employee immediately prior to the termination of his employment under this Section 5.4 through December 31, 2006.

5.5 Termination by Employee. Employee may, upon thirty (30) days prior written notice to Employer, resign his employment for any reason, in which case Employer shall pay Employee upon such termination a lump sum payment in an amount equal to Employee’s Base Salary payable from the date of such termination through December 31, 2006, and Employer shall provide Employee with all benefits (or substantially equivalent benefits) under any benefit plans or programs (including the payment of the Employer’s portion of healthcare benefits) or automobile allowance of Employer applicable to Employee immediately prior to the termination of Employee’s employment under this sentence of Section 5.5 through December 31, 2006.

5.6 Procedure Upon Termination. Upon termination of his employment, Employee shall promptly return to Employer all documents (including copies) and other materials and property of Employer, or pertaining to its business, including without limitation customer and prospect lists, contracts, files, manuals, letters, reports and records in his possession or control, no matter from whom or in what manner acquired.

6. Discoveries. Employee shall communicate to Employer, in writing when requested, and preserve as confidential information of Employer, all inventions, marketing concepts, software ideas and other ideas or designs relating to the business of the Employer which are conceived, developed or made by Employee, whether alone or jointly with others, at any time during Employee’s employment with Employer, which relate to the business or operations of Employer or which relate to methods, designs, products or systems sold, leased, licensed or under development by Employer (such concepts, ideas and designs are referred to as “Employee’s Discoveries”). All of Employee’s Discoveries shall be Employer’s exclusive property, and Employee shall, at Employer’s expense, sign all documents and take such other actions as Employer may reasonably request to confirm its ownership thereof.

7. Nondisclosure. At all times during Employee’s employment with Employer and after the date of this Amended Agreement, except with Employer’s express prior written consent or in connection with the proper performance of services under this Amended

Agreement, Employee shall not, directly or indirectly, communicate, disclose or divulge to any Person, or use for the benefit of any Person, any confidential or proprietary knowledge or information, no matter when or how acquired, concerning the conduct or details of the business of Employer, including, but not limited to, (i) marketing methods and strategies, pricing policies, product strategies and methods of operation, (ii) software source code, software design concepts (including visual expressions and system architecture), technical documentation and technical know-how, (iii) budget and other non-public financial information, and (iv) expansion plans, management policies and other business strategies and policies. For purposes of this Section 7, confidential information shall not include any information which is now known by the general public, which becomes known by the general public other than as a result of a breach of this Amended Agreement by Employee or which is independently acquired by Employee.

8. Non-Competition and Non-Solicitation. Employee acknowledges that Employer’s business is highly competitive. Accordingly, for a period of one (1) year after the date of such termination, except with Employer’s express prior written consent, Employee shall not, directly or indirectly, in any capacity, for the benefit of any Person:

(a) Communicate with or solicit any Person who is or during such period becomes an employee, consultant, agent or representative of Employer or its subsidiaries in any manner that interferes or might interfere with such Person’s relationship with Employer or any such subsidiary or in an effort to obtain such Person as an employee, consultant, agent or representative of any other Person;

(b) Communicate with or solicit (i) any Person who is or during such period becomes a partner of Employer or its subsidiaries in any manner that interferes or might interfere with such Person’s relationship with Employer or any such subsidiary or in an effort to obtain such Person as a partner of any other Person which conducts a business in competition with the Business or (ii) any Person who is as of the date of such termination a prospective partner of Employer or its subsidiaries in any manner that interferes or might interfere with such Person’s relationship with Employer or any such subsidiary (such interference to be determined under this clause (ii) based on the types of services Employer is providing as of the date of such termination) or in an effort to obtain such Person as a partner of any other Person which conducts a business in competition with the Business; or

(c) Establish, own, manage, operate or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, agent or representative of, or be a consultant to, any Person which conducts a business in competition with the Business.

For the purpose of Sections 8(b) and 8(c), at the time this Amended Agreement is signed by Employer and Employee, Employer and Employee shall agree in writing on those Persons which shall be considered to conduct a business in competition with the Business.

9. Consideration and Enforcement of Covenants. Employee expressly acknowledges that the covenants contained in Sections 6, 7 and 8 of this Amended Agreement (“Covenants”) are a material part of the consideration bargained for by Employer and, without the agreement of Employee to be bound by the Covenants, Employer would not have agreed to enter into this Amended Agreement. Employee acknowledges that any breach by Employee of any of the Covenants will result in irreparable injury to Employer for which money damages could not adequately compensate. If there is such a breach, Employer shall be entitled, in addition to all other rights and remedies which Employer may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Employee and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Employee or any such other Person may have against Employer shall not constitute a defense or bar to the enforcement of any of the Covenants. If Employer must resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred or, if later, the last day of the original fixed term of such Covenant. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. The provisions of Sections 6, 7 and 8 shall survive the termination of this Amended Agreement.

10. Indemnification. Employee shall be indemnified by Employer, to the maximum extent permitted under applicable law and the certificate of incorporation and bylaws of Employer, for all acts of Employee as an officer and/or director of Employer and/or any other company which Employee serves as an officer and/or director at the request of Employer.

11. Applicable Law. This Amended Agreement shall be governed by and construed in accordance with the substantive laws (and not the choice of laws rules) of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely therein. Each of the parties irrevocably consents to service of process by certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance herewith. Each of the parties irrevocably consents to the jurisdiction of the state courts in Montgomery County, Pennsylvania and the federal courts in the Eastern District of Pennsylvania in any and all actions between the parties arising hereunder.

12. Legal Fees. In connection with the enforcement of any right or remedy, or the obtaining of any benefit, under this Amended Agreement, the non-prevailing party shall pay all reasonable legal fees and expenses of the prevailing party.

13. Notices. All notices, consents or other communications required or permitted to be given under this Amended Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Amended Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 13, provided that any such change of address notice shall not be effective unless and until received.

14. Prior Agreements. Employee represents to Employer (i) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Amended Agreement or his employment hereunder, (ii) that Employee’s execution of this Amended Agreement and Employee’s employment hereunder do not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or which Employee is bound, and (iii) that Employee has full legal right and capacity to execute this Amended Agreement and to enter into employment by Employer.

15. Parties in Interest. This Amended Agreement is for the personal services of Employee and shall not be assignable by either party without the express prior written consent of the other party; provided, however, Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer to assume and agree to perform this Amended Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place; provided, further, that no such assumption or agreement by such successor shall relieve Employer of any of its obligations under this Amended Agreement. Subject to the provisions of Section 5 and this Section 15, this Amended Agreement shall inure to the benefit of and bind each of the parties hereto and the successors and assigns of Employer and the personal representatives, estate and heirs of Employee.

16. Entire Understanding. This Amended Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous, oral or written, express or implied, agreements and understandings.

17. Amendment and Waiver. This Amended Agreement shall not be amended, modified or terminated unless in writing and signed by Employee and a duly authorized representative of Employer other than Employee. No waiver with respect to this Amended Agreement shall be enforceable unless in writing and signed by the parties against which enforcement is sought (which, in the case of the Employer, must be a duly authorized representative of Employer other than Employee). Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Amended Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence by construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

18. Section Headings. Any headings preceding the text of any of the Sections or Subsections of this Amended Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Amended Agreement nor affect its construction, meaning, or effect.

19. Definitions. As used herein, the term “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, government body, administrative agency, regulatory authority or other entity of any nature.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amended Agreement as of the date first stated above.

GSI COMMERCE, INC.

By:	/s/ Michael G. Rubin	/s/ Jordan M. Copland
Name:	Michael G. Rubin	Jordan M. Copland
Title:	Chief Executive Officer

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